Exhibit 99.1

Xerium Technologies

Q1 2012 Earnings Call

May 9, 2012 9:00 AM ET

Operator

Ladies and gentlemen, welcome to the Xerium Technologies first quarter 2012 financial results conference call on May 9, 2012.

[Operator Instructions]

I would now like to hand the conference over to Kevin McDougall, Executive Vice President and General Counsel. Please go ahead, sir.

Kevin McDougall

Thank you, and welcome to the Xerium Technologies first quarter 2012 financial results conference call. Joining me this morning are Stephen Light, the CEO, Chairman and President of Xerium Technologies and Cliff Pietrafitta, Executive Vice President and Chief Financial Officer. Stephen will start the discussion this morning with an update on our progress, and then we’ll provide further financial details with respect to the quarter. Subsequently, we will open the line for questions. Xerium Technologies financial results for the quarter were announced in a press release after market closed on Tuesday, May 8, 2012. Notification of this call was broadly disclosed, and this conference call is being webcast using the link on the Investor Relations homepage on our website at www.xerium.com. We have also posted a slide presentation on our website, which we will refer to during this conference call.

I’d also note that we’ll make comments today about future expectations, plans and prospects of the company such as our general expectations for 2012. These statements constitute forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995.

Our actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those described in Tuesday’s press release, in our slide presentation and in our SEC filings. The forward-looking statements represents our view as of today, May 9, 2012, and we specifically disclaim any obligation to update these forward-looking statements.

Lastly, on this call, we plan to discuss supplementary non-GAAP financial measures, such as adjusted EBITDA that are key metrics for our credit facility covenants and that we use internally to assess liquidity and financial performance, and therefore, we believe will assist you in better understanding our company. Reconciliations of these measures to the comparable GAAP numbers are available in our press release and in our materials which are each posted in the Investor Relations section of our website at www.xerium.com.

With that, I’d like to turn the call over to Stephen.

Stephen R. Light

Thanks, Kevin. Good morning, ladies and gentlemen. Thanks for joining us this morning. Generally, little has changed since our 2011 annual earnings call just 8 weeks ago as conditions in the global paper industry continue to be significantly differentiated by region and paper grade.

Our chief concern continues to be our largest market, Europe, where paper production remains depressed as a result of the region’s overall poor economic health. The most recent paper producer association data from the Confederation of European Paper Industries, or CEPI, report in February shows cumulative production tonnage to be about 3.6% below last year and 3.7% below January of 2012. The hardest hit segment of the European market has been graphical grades, where year-to-date production is 6.3% below last year’s cumulative output, while the best area, sanitary products, or what we would typically call the tissue segment in North America, experienced growth of just 2.7%. However, in what we consider a positive turn as the first quarter developed, our European customers increased orders steadily throughout the quarter to a level substantially above the end of 2011.We view this pattern as indicative of their slowly increasing optimism about the future. Each month of the quarter showed sequential increases in orders and while it is obviously too early to declare that the European market has turned, we’re more optimistic than we were just 3 months ago.

Meanwhile, paper production tonnage in North America decreased just slightly, but our orders remain well ahead of a good 2011 fourth quarter for both Rolls and Paper Machine Clothing. In North America, PMC orders increased more than 30% and roll orders increased 14.5% from the fourth quarter of 2011.

In South America, our deliveries remain subdued due to low backlogs for domestic consumption. However, once again, new orders for Paper Machine Clothing improved more than 20% from the fourth quarter of 2011 while Rolls remained flat. We believe this market behavior is consistent with our internal outlook for the second half of 2012 being much better than the first half of the year.

Sales continue to be solid in Asia. Rolls were strong, but PMC was a little softer than expected as China’s slowing growth rate made itself evident. This actually helped our margins as we earn more on Asian rolls produced and sold than Asian PMC. Meanwhile, Asian PMC orders increased month-over-month throughout the quarter. Of course, orders were also slowed in the first quarter of 2012 as China celebrated its New Year’s holiday, and also as a consequence of our major Japanese customers who pre-ordered in last year’s fourth quarter for the resumption of production in mills damaged by the tsunami last year.

On a consolidated basis, Rolls segment orders increased 5.2% over the previous quarter, while consolidated paper machine clothing orders increased 6%. While I’m pleased with this initial indication of an upturn beginning, our bookings are still about 13% below 2011’s first quarter bookings rate, so there’s a lot of room for growth. Meanwhile, paper machine clothing inventories, as measured by our various industry associations data, and also our own direct piece count of a large sample of our customers remains in the mid-90% level as compared to January 2007, the benchmark period we use. This is more than 20% below the peak reached in November 2008. I consider this a healthy level and I’m not concerned about experiencing a repeat of the protracted delays in demand for our products as a result of gorged customer inventories when the paper production resumes in earnest.

As Cliff will share with you very shortly, the quarterly results were about what we expected them to be coming off softened orders in the fourth quarter of last year and our outlook for 2012’s markets. Now, Cliff will provide you the specific details regarding our Q1 performance.

Clifford E. Pietrafitta

Thank you, Stephen. I’d like to start off by referring you to the sales chart on Page 9 of the slides. Sales for the quarter decreased 6.1% to $134.4 million from $143.2 million in the first quarter of 2011. Currency exchange rate differences accounted for 1.7% of the decline, while sales decreased 4.4% from an operational standpoint compared to the first quarter of 2011. This operational decline was comprised of a 3.9% decline in our clothing business and a decline of 5.3% in our Rolls business.

From a regional standpoint, more than the entire operating sales decline was directly attributable to weakness in the European paper market. On a sequential basis, sales for the first quarter decreased 7.5% compared to the fourth quarter of 2011 as currency exchange differences accounted for half-a-point of decline in sales while sales volume decreased 7%. Once again, the decline in volumes was more than entirely due to weakness in European markets.

Gross margin as a percentage of sales declined to 34.6% of sales in the first quarter of 2012 from 37.7% of sales in the first quarter of 2011, largely as a result of unfavorable absorption of production costs in the first quarter of 2012 related to reduced European market demand and unfavorable margins as a result of disproportionately higher sales of lower margin products in our Rolls business. Specifically, our North American Rolls business experienced higher sales in mechanical services and new roll cores which include costs related to steel cores that are billed as a pass-through item to the customer. These mechanical products and services earn lower margins than our traditional roll covered products, but we accept them as a means to secure the more profitable cover work they accompany. The growth in our mechanical services business within the Rolls segment has been spurred by our customers increasing the amount of maintenance work they outsource. Compared to the fourth quarter of 2011, gross margin dollars declined 7.5%, while gross margin as a percentage of sales remained flat at 34.6% of sales as volume related unfavorable factory overhead in our operations in the first quarter of 2012 effectively matched the unfavorable factory overhead related to the inventory reduction efforts we initiated in the fourth quarter of 2011.

Moving on to the chart on Slide 10. Selling, general and administrative expenses and research and development costs increased 0.8% to $40.3 million for the first quarter of 2012 from $40 million in the first quarter of 2011. Foreign currency exchange rates provided a favorable variance of 1.6% compared to the first quarter of 2011. The remaining unfavorable variance to the prior year’s first quarter is primarily related to onetime costs associated with our CEO’s impending retirement and the ongoing search for his replacement and the relocation of our Japanese sales office. These onetime costs were partially offset by a gain on the sale of land in Brazil.

Restructuring cost increased to $4 million in the first quarter of 2012 from $0.2 million in the first quarter of 2011. The increase was largely attributable to a termination of a sales agency agreement in Europe. The costs incurred to terminate the sales agency arrangement were $3.6 million, of which $3 million was paid in the second quarter of 2012 and $0.6 million will be paid in the third quarter of 2012. The termination of this agreement will result in annual net savings of $1.4 million after consideration of ongoing personnel costs to augment our in-house sales force.

Income from operations declined in the first quarter of 2012 to $2.2 million from $13.8 million in the first quarter of 2011. Lower European sales volume and gross margins and increased restructuring costs drove the unfavorable earnings results.

Net interest expense improved 2.6% to $9.6 million in the first quarter of 2012 from $9.9 million in the first quarter of 2011. This decline in interest expense reflects lower current interest rates and debt balances, net of higher deferred financing cost amortization in the current year’s first quarter. The decrease in interest rates and the increase in deferred financing cost amortization are the result of the refinancing in May 2011. Cash interest expense in the first quarter of 2012 was $8.6 million, compared to $9.7 million in the first quarter of 2011.

Income tax expense declined to $0.7 million in the first quarter of 2012 from $3.4 million in the first quarter of 2011. The reduction in income taxes reflects the reduction in our pretax results from income of $4.1 million in the first quarter of 2011 to a pretax loss of $6.9 million in the first quarter of 2012. Our overall effective tax rate for the period presented reflects the fact that we have losses in certain jurisdictions such as the United States where we receive no tax benefit.

Net income and diluted earnings per share decreased to a net loss of $7.5 million, or $0.50 per diluted share in the first quarter of 2012, from net income of $0.6 million or $0.04 per diluted share in the first quarter of 2011.

Page 11 of our slide deck displays our adjusted EBITDA results for the first quarter of 2012. Adjusted EBITDA is a non-GAAP measure by which we manage compliance with our existing financing agreements and provides us with the liquidity and financial performance measure of the business. Adjusted EBITDA in the first quarter of 2012 decreased to $18.8 million from $26.1 million in the first quarter of 2011. The data on Slide 12 shows a minor improvement in trade working capital to $145 million in the first quarter 2012 from $145.2 million in the fourth quarter of 2011. The slight improvement reflects $2.4 million of lower accounts receivable as days sales outstanding improved to 55 days from 57 days, and a $1.2 million of increased accounts payable as days costs outstanding improved to 58 days from 52 days. These improvements were largely offset by increased inventory of $3.4 million.

Capital expenditures for the year-to-date period ended March 31, 2012 totaled $3.3 million. We currently expect 2012 capital expenditures to be approximately $30 million. Net cash from operating activities totaled $10.2 million in the first quarter of 2012. During the first quarter of 2012, we repaid $13.2 million of our bank term loans. At quarter end, we had $38.3 million of cash on hand and $21.9 million of borrowing availability under our revolving credit and other facilities.

Stephen R. Light

Thanks, Cliff. As we announced during our 2011 earnings call, we expect that customer demand in 2012 to resemble that of 2011, only in reverse, with the first portion of the year slow and the second half increasing. The gradual recovery in order bookings in PMC and Rolls we’ve already seen in the first quarter of 2012 and the most recent communications from our economic forecasters gives us confidence that we have the correct outlook for the year, barring any unforeseen events.

Consequently, the immediate challenge we face in 2012, while we drive to increase revenues ahead of the recovery of customer demand in the second half, is how to further reduce our cost structure. As we consider the four largest cost increase drivers of 2011, which were, (1) raw material inflation; (2) currency swings; (3) regional mix swings toward Asia, and (4) products mix changes, we see a similar pattern emerging this year. We all know that oil prices have risen again and these increases will filter through our supply chain into yarn pricing within the next 6 months. Consequently, as we progress in 2012, our operating teams have redoubled their efforts to improve production yield in our PMC manufacturing plants even further. We’re working closely right now with our yarn providers to find means to reduce the prices we pay by examining their value streams, and where non oil related costs creep into their processes, such us their scrap and yield rates. To the extent we can collaborate with them to improve their yields, we should see an immediate benefit in reduced purchase prices.

Our regional sales expectation foresee further ships into Asia as growth there is forecasted to be in the range of 4% to 6%, or higher, depending on the specific type of paper being sold. To further improve the profitability of our Asian operation, we are increasing the number of different product offerings in our Asian Rolls segment, and in particular, accelerating the penetration of spreader rolls and SMART Roll into that region. You may recall from our last call that we established the spreader roll rebuilding facility in China inside one of our two existing roll plants. This facility has been well accepted by local customers as an alternative to other local and less reliable suppliers. Now that we’ve demonstrated excellent SMART Roll performance at tissue mills in China, our SMART Rolls have established the good reference installations we needed to promote the product in that region. As a consequence, our first order for our SMART Roll in Australia has been received. I’m quite optimistic that this product will take off in Asia in 2012.

As shown on our new product charts, our new product sales continue their steady growth with Q1 2012 setting yet another new record of 53.4% of our revenue derived from products developed in the prior 5 years. Monthly results within the quarter showed March at 56.1%, nearly achieving our goal of 60%, which we set way back in 2008. We’ve recently conducted an internal review of a sample of new products with real market experience to verify the contribution of these new products to our profit margins. And I’m pleased to announce that approximately 75% of the sample we analyzed showed a materially significant increase in gross margins versus the product they replaced. The one product that did not increase its gross margin versus the product it replaced was heavily influenced by the rise in raw material costs we endured in 2011.

Over the last 4 years, we’ve substantially reduced variable operating costs through greatly increased material yields in our weaving facilities, which were up nearly 30% in our dryer business and trending similarly in our forming product line. We’ve simplified and sped up old processes. We now share capacity across divisions and ocean, we’ve reduced cost by shortening work change downtime by as much as 75% through product standardization, which dramatically increased our weaving capacity with negligible CapEx. We’ve reduced total working capital by 25.4% since 2008 and we’ve substantially reduced headcount. We’ve closed several facilities we no longer needed and transferred the work to areas where we could do it less expensively. Notably, we’ve changed the paradigm that a roll plant needs to be close to its customers by streamlining our role servicing processes and management. We’ve consolidated many back-office functions to reduce regional duplication. But, now that so much of our remaining addressable costs are fixed and are related to buildings and geographic dispersion resulting in organization duplication, we must aggressively reduce these fixed costs to achieve a step function improvement in Xerium’s results.

As we’ve examined the paper industry’s production forecast for the next several years, we see the gradual migration toward Asia continuing. While we’ve carefully considered and will continue to consider alternatives to develop the appropriate manufacturing capacity in Asia to add to our existing Japanese and Australian facilities, none that we’ve analyzed as of today will help us restore our historical margin within an acceptable timeframe, or is a better use of cash than reducing our leverage. So we’ve concluded that we will continue to use our existing plant assets to satisfy Asia’s growing market requirements for the foreseeable future.

As a result, we’ve launched a cross functional team aimed at significantly reducing our fixed costs to restore historical margins and further simplify our business processes. One challenge the team is addressing is to determine the optimal number and location of facilities we currently occupy relative to our customer needs and capacity requirements and their future expectations. Another work element will be defining and implementing how we improve our information management processes to reduce the aforesaid duplication.

More details about these significant initiatives will be provided over the next few months and in subsequent earnings calls and filings as detailed work plans are prepared. Our modeling shows that our operating cash flows can fund the activities we are reviewing and considering, while we continue to repay our debt as it is scheduled. That concludes our prepared remarks, and we’re now ready for questions.

Stacy, may we have the first question please?

Operator

[Operator Instructions]

Your first question comes from the line of TR Dimechkie with Sidoti & Company.

T.R. Dimechkie - Sidoti & Company, LLC

A few questions. I guess based on what a competitor recently reported for their top line, I think people might be surprised by your revenue performance. Can you touch upon the revenue down only 6% year-over-year? Anything you talk about whether it’s pricing or unit volume, just any color would be great.

Stephen R. Light

Well, we don’t spend a great deal of time listening to competitor earnings releases, but in this case, we did. And we’re pleased to have — to note that our revenue did not, sort of a double negative, we’re pleased that our revenue didn’t fall as much as theirs. I mean, I would have much preferred to report a growth, but we believe that our revenue performance is the result of our geographic mix, our new product introductions’ success and market share gains. I mean, ultimately, at the end of the day, customers are going to buy from the supplier whose products deliver to them the best results and we think over the success of the new products over the last 4 years as exemplified by the adoption rate is speaking volumes about the performance of the products on the paper machines. So we are optimistic about the second half volume coming back. We’re comfortable with the market dynamics right now of the various competitors as exemplified by the control of inventory, which is a really — such a significant difference between today and the end of 2008. It seems that everybody understands the danger of inventory accumulation. So as the industry comes back in the second half, I expect that all of us will profit from that. We would hope to profit incrementally once again because of the new products.

T.R. Dimechkie - Sidoti & Company, LLC

Terrific. And then just going forward, I mean, how do you guys think about European overcapacity both in paper and in PMC?

Stephen R. Light

Well, there’s clearly overcapacity on the paper production side. I think it is perhaps overblown or the view of the overcapacity is overblown by the fact that Europe is struggling so mightily with all industries. Data that I read spoke to GDP decline of about 2.5% in the fourth quarter for overall European GDP, but the industrial side was down almost 8%. Now that might be off by plus or minus 1 point or 2, but the industrial side really got hammered. When you think about the application of paper, particularly in the industrial segment packaging and what have you, I think we’re seeing an artificially suppressed market appetite right now. Of all the segments of paper production in Europe, packaging is the healthiest in terms of growth rates other than tissue. But tissue is, frankly, so small as to not really move the needle. I expect we’ll see further consolidations. I don’t think you’ll see a major dropout. It will continue to be incremental, led by 1,000 cuts, if you will. Our share gains and I’m going to loop back to my comment earlier, our share gains driven by new product acceptance are helping us absorb that. I think, perhaps, better than others.

T.R. Dimechkie - Sidoti & Company, LLC

Great. On the cost side, it seems that you guys don’t get enough credit for the variable cost that you’ve taken out of the business over the last several years. Can you give us any color on the kinds of programs that you guys are working on now, and what can we expect, I guess, going forward?

Stephen R. Light

Well, that’s a very insightful comment. Let me give you my view of what’s really going on here. We spent the last four years squeezing the variable cost out of the business. We’ve done it through yield, we’ve done it through machine productivity, but a classic example of the result of that, related to our improvements in capacity, which I mentioned, our yield has increased so much in segments of our business that we have looms that are now turned off and have not run in months and we see no forecasted requirement because we can make that production on other machines that we also have. So an operator today, or yesterday, who would have been running 3 looms is today running 2 looms. We have significant material savings, we have reduced cycle time, we have reduced inventory, but the marketplace, the investment community cannot see the improvement in labor because the man is still there. The only way you can ultimately get those savings to show up is get rid of the fixed costs. And that speaks to the programs that we’re looking at in terms of facilities examination, what are we going to do with the various facilities we have? How will we bring to the bottom line the fixed cost savings that have already been — that are there, but are not yet recognized because the footprint hasn’t changed.

Operator

Your next question comes from the line of Kevin Cohen with Imperial Capital.

Kevin J. Cohen - Imperial Capital, LLC, Research Division

I guess, in terms of the existing product portfolio, i.e. excluding the new products. What type of changes are you seeing out there in terms of market share just given the tougher operating backdrop, if any changes, really?

Stephen R. Light

We’re very careful about sharing market share data, but I guess I’d be comfortable telling you that in specific regions we’ve seen as much as a 10% increase, that’s not 10 points, but as much as a 10% increase in market share that is pretty much a steady drumbeat in growth. The adoption rates — or market share to us appears to be directly related to new product penetration and the regions and product segments where the new products have penetrated the best, we’re getting the most rapid gain in share. We did not — last year, for example, where the North American consumption of forming fabric as measured by square meters, actually declined, we grew in the face of that overall decline. And that was all driven by new product penetration. I’ll say what I said in the first answer. Customers will buy products that support what they’re trying to achieve. And I think the linkage between our development engineers, our application engineers and our sales and customer service teams and what the customers are trying to do at the machine is probably as good as it’s ever been. And our product portfolio allows us to customize products without damaging our production yields. And you’ll recall from our conversations over the last couple of years that the underlying standardization of product platforms much like the auto guys tried to do, that’s really working now. And we’ve got a product in the tissue area called Formsoft, which is absolutely a market leader. We’re working hard to convert more looms over to produce it. It is a real performance boost for the customer, it’s a profitability enhancement for us. And we’re at the point now, I think we announced our 200th SMART Roll just before the end of the year, we’re north of 240 now. So this product is also going extremely well.

Kevin J. Cohen - Imperial Capital, LLC, Research Division

That’s definitely helpful, Stephen. And I guess in terms of — sort of the downturn, cyclically and I guess when you look forward, has there been any change in terms of the replacement frequency, the sort of the cycle you see there terms of the replacement and refurbishment demand, has that really changed or what’s your kind of view on that going forward at least.

Stephen R. Light

Well, the metric that’s used to look at consumption of paper machine clothing versus tons of paper is called specific consumption, so that would be a metric of kilograms or square meters per ton. That measure continues to decline ever so slightly each year. It’s been doing that steadily now for long before I got here, I think probably the past 10-plus years it’s been gradually declining, we’re talking about less than a 1% decline. Typically it’s offset by the fact that paper tonnage is growing at 2% to 3%. We believe that the market dynamic today is really still a response to the downturn of 2009, where in 2009 everybody shed inventory, all of our customers shed paper machine inventories, which had been overblown in the fourth quarter of 2008. They cut too far. What we experienced at the — sort of as that ended in 2010 and the beginning of ‘11 was the rebuild, now there’s a little — there’s a softness in the overall market. The customers overreact so they cut back dramatically. I think it’s going to take a couple of years before that cycle of replace, cutback, replace, cutback, dampens out and we get to a more historical growth rate, a little more predictability.

Kevin J. Cohen - Imperial Capital, LLC, Research Division

That’s helpful. And then I guess in terms of the trends in Europe getting sequentially better each month throughout the first quarter, what’s your sense in terms of where inventories stand today and is there potentially more restocking or do you think inventories are sort of at a balanced level?

Stephen R. Light

Well, as we indicated in the prepared remarks, the inventories are about 90% of January 2007, that’s a healthy level. I think the customer behavior this time has been, particularly in Europe, this slowdown has been very good. There’s no panic here. I believe we — and I don’t want to be too optimistic, but I think we’ve passed the bottom of this one and what we saw in the quarter with the improving order pattern, I think I’m optimistic and will say I think that is the beginning of the recovery. It’s not going to be a recovery like we saw in 2010 when the thing goes vertical on us. This will be a little more gradual, people are tenuous. I mean, who knows what’s going to happen in France, for example, with the change in government, or whether that will materially impact Germany, which is the giant in the paper industry in Europe. But I think customer behavior right now is much more closely coupled to real demand. The industries that we participate in are more closely coupled to their customers. I don’t think inventories are going to be a big issue.

Kevin J. Cohen - Imperial Capital, LLC, Research Division

And then lastly I guess when you look ahead to the second half and the view that things should get quite a bit better versus the first half, will there be a material working capital build associated with that? And I guess, the corollary to that, how do you guys feel about your total liquidity position when you factor that into the equation looking ahead to the second half?

Stephen R. Light

Well, let me address the inventory and Cliff will talk about liquidity. I don’t see a reason in our factories to materially increase trade working capital as production comes up. Receivables will, of course, increase during the early part of that recovery, and it will look like receivables are going up as a percentage, but that’s only because of the increased deliveries. Our inventory turns look terrific. We’ve just spent the last 2.5 days in our facility in Starkville, Mississippi and I’m delighted to tell you that the inventory turns there are double digit. Some areas we’re seeing 17, some of the process segments we’re seeing 17 to 20 inventory turns, which is absolutely outstanding. The transformation in that facility from one that took 16 weeks order to ship to one that can today do it very comfortably in 8 and in a crush in 3, order to ship. The factory feels pretty empty to me, quite frankly. And I don’t see a reason that the plant management down there would see any benefit in filling it back up. So, maybe Cliff can address — why don’t we have Cliff address liquidity?

Clifford E. Pietrafitta

Yes. From a liquidity standpoint, Kevin, we’re in pretty good shape, we’re currently sitting on cash of about $41 million as of last night and we have obviously have an untapped revolver that we also have, so the company is in pretty good shape from a cash position. As you remember going to the fourth quarter last year, we were trying to hold back or trying to build up the cash reserves just given the impending European downturn that we saw coming. We kind of see that abating now and we actually paid down about $12 million of our debt in the first quarter on a voluntary basis. So we feel like our liquidity position is very strong at the moment.

Operator

Your next question comes from the line of Mark Tobin with Roth Capital Partners.

Mark Tobin - Roth Capital Partners, LLC, Research Division

Stephen, I guess, you had discussed on the last call your transition plans. I’m curious if there’s any update on that? And then also how that may relate to the timing of the strategy with the restructuring activities?

Stephen R. Light

Well, the restructuring activities or our review of those opportunities — let me not formally call them restructuring, that has a whole set of obligations associated with it. Our look at what we do with fixed cost is ongoing. We are not waiting for anyone to arrive. The company has a long-term plan, this is consistent with that. In the same vein that we are rolling out the new products and looking at the next markets to penetrate. So there should be no anticipation of a delay related to or a lack of aggressiveness related to executing on plans as they get solidified pending a CEO transition. The work of the board is ongoing, we have a fully-developed specification, we’ve got a recruiter, an internationally excellent recruiter working on this. We’ve looked at some very good candidates, we’re continuing to explore those candidates. We have not picked or anointed anyone at this time, but that work is ongoing. I’m a participant in that.

Mark Tobin - Roth Capital Partners, LLC, Research Division

And what is the timeline for your employment agreements, it’s through the end of this calendar year?

Stephen R. Light

No, it evergreens. I was joking with someone the other day that indentured servitude has not ended. No, there’s no terminus date on my contract and my obligation and personal commitment to the business is that I intend to support the business as long as this takes. Please recall I’m a significant shareholder, I have a lot invested financially and I have a lot invested personally. So I’m not headed for the hills anytime soon unless my replacement shows up. And even when that occurs, it will be my great honor to support that transition.

Mark Tobin - Roth Capital Partners, LLC, Research Division

Okay. That’s good to hear. And then can you give us a rough breakdown of your geographic markets as far as what percentage of your revenue is — falls within Western Europe versus North America and Asia?

Clifford E. Pietrafitta

Basically in rough terms, Europe and North America are two-thirds of the business. Asia is probably about 20% at this point, in rough terms.

Stephen R. Light

And that’s all Asia — there’s a market of — a lot of people in our industry or people who look at us seem to think that…of Asia and China is synonymous and, frankly, that’s not the case. Our business outside — our PMC business outside of China is larger than our PMC business within China.

Operator

Your next question comes from the line of Gary Madia with Gleacher & Company.

Gary Madia - Gleacher & Company, Inc., Research Division

Just a couple of questions to perhaps tighten up outlook as we look into second quarter here. I know first quarter, it seems like you guys had a little bit of mix issue and had some downtime obviously, both of those issues weighed on margins. How should we be thinking about both of those issues as we look into the second quarter especially I guess with your commentary regarding increased order activity through the first quarter?

Stephen R. Light

Insightful questions. Let’s start with the downtime first. We think we called the fourth quarter just right, quite frankly, by shutting down and not building inventory. We think the fourth quarter was at the bottom. First quarter is slightly up from fourth quarter, so downtime will begin to diminish, but as the comments — as our commentary went on, we have freed up, because of the productivity initiatives, we have freed up so much capacity that we need to address what will be long-term idle time of facilities and the only way to do that is to see how many plants you have and where they are and how does that match the demand footprint. So near term, some downtime is going to continue as demand increases into second half, the downtime will diminish, but we have created incremental capacity through the productivity improvements that will not be satisfied by long-term demand. So let’s shift over then to the outlook. We don’t see a reason to change our view of the second half of the year. I think there was some confusion on the last call that perhaps what we were describing when we said 2012 would look like 2011 only backwards was that the first part of ‘12 would be better than the second part of ‘12, and that’s not what we were saying. We think that you could basically draw a bath tub starting with the beginning of 2011. The market fell off as 2011 went along, it hit bottom in Q4 and Q1 of 2012, and now it starts to come back up. I’m not expecting a radical change in the second quarter. I do expect it to be somewhat better than Q1. I expect Q3 and Q4 to be better yet. How much better? Well I think to some degree European politics are going to have a real significant — European and American politics, frankly, are going to have a real significant play on that. If Europe doesn’t get its collective house together in the next few months, the second half is going to be in jeopardy in Europe. That would have a material impact on mix. The developed markets are more profitable for us than the developing or emerging markets. Even with our market share improvements, we can’t offset the kind of collapse that Europe has experienced.

Gary Madia - Gleacher & Company, Inc., Research Division

Okay. Well, it sounds like through yield enhancement, the fixed cost issue is kind of a high-class problem. I know you talked about it a couple of times early on the call. It sounds like that’s next in the queue in terms of focusing on that, and making some hard decisions on rationalization there. I mean, from a timing perspective, is that something that, I guess, we should expect to here over the coming Qs.

Stephen R. Light

I don’t think you’d have to wait that long.

Gary Madia - Gleacher & Company, Inc., Research Division

And then my final question. Since you guys voluntarily paid down some debt and I kind of — as I look at your major cash needs this year, interest expense now is run rating around $33 million, right now current CapEx is around $30 million, maybe there’s a small amount of cash taxes, what — I guess, what’s the company’s focus on the use of free cash flow going forward? Is it still going to be focused on de-leveraging?

Stephen R. Light

Well we have several levers on cash for the year, so for example, the $30 million of CapEx is a variable number, you’ll note we have not spent very much year-to-date and we are going to keep our thumb or our hands close on the throttle there depending on what’s happening on the second part of the year. We have invested, we think, very appropriately over the last couple years, there is no burning platform that demands CapEx today in the business other than about a $15 million maintenance run rate. So you should not be surprised if in the end of the second quarter, we have not reported a lot of CapEx either. The balance of the application of free cash flow will be to support the rationalization review that we’re doing and also debt reduction. Those are the two absolute, unequivocal major applications. As I indicated, you should not anticipate us going into the far east and putting up brick and mortar. We’ve looked at that, we’ve reviewed it every way we can possibly do it, we’ve had outside consultants engaged to help us and we just don’t see that as comparable in pay off to the other two applications with the primary being reduce debt.

Operator

Your next question comes from the line of Richard Kus with Jefferies.

Richard Kus - Jefferies & Company, Inc., Research Division

You talked a little bit about the unfavorable mix on the roll cover side of the business. Is that something that’s more of a temporary phenomenon or is that something we should continue to expect going on there?

Clifford E. Pietrafitta

I think half of it, Richard would be temporary, and the half that will be temporary will be the portion that relates to the new core sales. That’s a situation where papermakers, the steel cylinder that our roll covers go on, degrades and they need to replace that steel core. We will then partner with a mechanical fabrication firm. They will supply the core. We use that as a pass-through so we can take a very small margin on that, but as you can imagine, the cost of that is a large part of the sale. Those particular types of sales were kind of outsized in the past quarter. They were much larger than we usually see and that had an impact on the margins. The other piece of the mix issue has to do with the growing importance of mechanical services particularly in North America where we act as a service shop for the papermakers. They will send their roll into us and we will replace bearings and things of that nature. That cost is a lower margin business for us at this point.

Stephen R. Light

Philosophically, what’s happening is that the paper companies are trying to reduce their fixed cost by shedding their maintenance departments. And what we’re doing is replacing the maintenance departments in the paper mills.

Richard Kus - Jefferies & Company, Inc., Research Division

Okay. And as you guys look about over in Asia and you’re putting your technologies into these paper facilities, how much of an opportunity do you guys see on the consulting side helping these guys run their facilities better and is that something that could potentially add to revenues as we look forward here?

Stephen R. Light

We’ve made a comment over the last couple of years that we see the customers in Asia as capable of investing in absolutely the most state-of-the-art equipment available, but not having the technical skills to operate it at those peak levels. One of our answers to that is SMART Roll and helping them understand how SMART Roll can, through a consulting relationship, how SMART Roll can contribute to improving their operations. We have 2 SMART Rolls today running at tissue mills in China where we’re helping them control the machines, the feeds, speeds, pump pressures, all of those kinds of things, using the SMART Roll input. So yes, consulting represents a significant opportunity to us.

Richard Kus - Jefferies & Company, Inc., Research Division

Okay. And when you are selling those SMART Rolls into Asia, how do the margins compare on the business relative to how it looks when you’re selling them here in North America?

Stephen R. Light

SMART Rolls are high-margin contributor product.

Richard Kus - Jefferies & Company, Inc., Research Division

Okay. And then lastly, with respect to debt pay down, is that all expected to continue on the term loan side?

Clifford E. Pietrafitta

Yes. We’re restricted on the bond side. So the term loan is really where the opportunity is.

Operator

Your next question comes from the line of John Pace with Stone Harbor.

John Pace – Stone Harbor Investment Partners

A couple of quick questions here. First, looking at the European declines year-over-year on Clothing and Rolls down about 4% and 9% respectively on the volumes. How much of that would you say from what you see in the industry is sort of from the cycle and how much would you say is from inventory de-stock?

Stephen R. Light

It was reported last week, I think by one of our competitors that they saw what looked to be almost a 10% permanent decline in the European market. I think I have those numbers about right. We don’t quite see that. I think there is — we think there is overcapacity and that there will be gradual structural consolidation going on. I think the 4% and 9% are really more related to the collapse of the industrial GDP in the fourth quarter.

John Pace – Stone Harbor Investment Partners

So in other words you don’t see any sort of abatement in that decline rate as we move into 2Q then with respect to like maybe rolling off inventory de-stock?

Stephen R. Light

No, I think the customers were very mindful of their inventories going into the fourth quarter and reacted appropriately. I mean, they throttled back dramatically in the fourth quarter. But you may recall from the earlier, the call 8 weeks ago, that we actually saw the market order rates start to decline mid-second quarter of 2011. And the paper production index as reported by the CEPI actually went negative in May of 2011 versus 2010. So I don’t think the paper people have built up — paper producers have built up unreasonable inventory, and they certainly have not done that with paper machine clothing, of course, with rolls, there is essentially no inventory accumulation. There, they just shut off their CapEx budgets when they see a slowdown coming.

John Pace – Stone Harbor Investment Partners

Okay, that’s fair. Second question, margins, about a 2% margin — 2-point margin decline in the clothing side of the business, about a 5-point margin decline on the rolls side of the business. How much of that would you say is related to the mix shift to, and how much of that is related to sort of the unfavorable downtime on a year-over-year basis?

Clifford E. Pietrafitta

Yes, I would say on an overall basis, margins Q1-to-Q1 are down 3 points about close to half of that would be absorption and about 1 point of that will be mix and half of that will be new core issue that I mentioned earlier.

John Pace – Stone Harbor Investment Partners

The half absorption, I’m sorry what was the back half of that?

Clifford E. Pietrafitta

Half would be absorption, the other half — the other point — a little over point would be mix, and of that mix piece, about half of that is the new core mix issue that I mentioned earlier as far as sales of those steel cylinders that we have very little margin on.

John Pace – Stone Harbor Investment Partners

Okay, so you should get some of that back as we move into 2Q and then maybe some — a little bit of the absorption back then?

Clifford E. Pietrafitta

We think so, yes.

John Pace – Stone Harbor Investment Partners

Okay. And would you say that year-over-year as we move to 2Q then — because you’re improving order rate, those decline rates out of Europe should get better in 2Q on a comparable basis?

Stephen R. Light

Well, we’re certainly seeing signs that there will be improvement whether it’s going to improve sufficiently to offset the kinds of declines we saw. I don’t think you’ll see a full recovery in Q2. We think it’s going to take into the second half, but the trend lines that we’re monitoring suggest that it’s beginning to come back. The challenge we face in Europe on rolls is the uncertainty underlying the entire industry. So the customers are implying to just hang on and wait. And as they get — as the roll wears down and it gets critical, then we’ll get an order for an immediate turnaround. So it’s sort of a double-edged sword when you get that immediate order, now you’re into an overtime basis, so it’s — accelerate, stop, accelerate, stop.

John Pace – Stone Harbor Investment Partners

Okay. And then just another question then, I mean historically, 2Q has been seasonally stronger for you all than 1Q it seems. As I look at a baseline to kind of adjust my margins in my model going forward, am I better off working off of what you did in 1Q or am I better off at looking at more of the relative delta year-over-year and working on that basis off of 2Q of 2011, because there’s sharply different type of levels there.

Stephen R. Light

Yes, if you’re trying to…

John Pace – Stone Harbor Investment Partners

Working off a 3-point decline year-over-year, working off of 1Q margin, so I mean where are my better — is my starting point?

Stephen R. Light

I think we’re going to be reticent to give you guidance on that, but we don’t think of the year quite the way our previously reported competitor does and their comments about Q2 to Q4 are, we’re not going to be able to give you a comparable on that.

John Pace – Stone Harbor Investment Partners

Okay. And then just a couple of other blocking and tackling, just the $4.8 million restructuring charge reserve you built up. How do you expect it to pay out over the next year or so?

Clifford E. Pietrafitta

As we mentioned, we expect about $1.4 million of savings annually and we should be getting those savings ratably beginning — really beginning in April when we cut the deal.

John Pace – Stone Harbor Investment Partners

And when do you expect to pay the cash restructuring charges out?

Clifford E. Pietrafitta

When do I expect to pay the cash restructuring charges?

John Pace – Stone Harbor Investment Partners

Yes, you have about $4.8 million of severance and facility closure cost built up.

Stephen R. Light

Well the charges for the termination of the relationship agreement or the representation agreement are as, Cliff reported, second quarter and fourth quarter.

Clifford E. Pietrafitta

It is about $3 million in the second quarter, which has already been paid and there’s another $600,000 in Q3.

Stephen R. Light

And we’re not sure about the severance, because that is still to be determined transition date.

John Pace – Stone Harbor Investment Partners

Okay. And then finally, input cost inflation like on the yarn side of the things, what do you see in the quarter year-over-year and how you’re looking at it going forward the rest of the year?

Stephen R. Light

Well, we’re — I have to tell you, I am very surprised to have seen the most recent drop in the oil prices. I think there’s about a 6-month lag in oil prices to yarn. We saw yarn pricing last year anywhere from 0% to 14% change, but we were able to offset all of that with productivity. I think we’re going to — we may not be quite that successful this year, but it also looks like there’s going to be enough dynamic in the yarn supply or oil prices that I don’t think we’re going to see a lot of change in yarn pricing. Rubber pricing, which is the second major contributor, we saw bottom out in the fourth quarter of last year. Right now it started back up. But relative to the 12.7% increase that we reported throughout 2012, we’re still favorable to that. So it’s entirely possible, John, that by the end of the year, with the other programs that we’re working with our suppliers on, that we’ll be able to absorb the material cost inflation this year.

John Pace – Stone Harbor Investment Partners

Okay. So sort of a positive outlook case, and maybe we could consider net raw materials could be flat year-over-year?

Stephen R. Light

Yes. I think that’s probably a reasonable assumption with what we know today, but certainly we’re not going to commit and measure ourself against my comment, but with what we see today, that would be a reasonable assumption.

Stephen R. Light

Stacy we have time for one more if we have one.

Operator

Our final question comes from the line of Rich Yu with Citi.

Richard C. Yu - Citigroup Inc, Research Division

Quick question about your covenants, your leverage covenants stepped down to 5.25 starting with the quarter ended June 30, are you — any concerns about this or do you think over the next couple of quarters, improving demand and the cost reductions you have plan will — should help you get through this?

Clifford E. Pietrafitta

Yes. We expect that we won’t have any difficulties with the covenants given the expectations for the market over the balance of the year.

Stephen R. Light

Ladies and gentlemen, thank you very much for your very engaged participation. We look forward to talking to you again about the company at our second quarterly report. Bye-bye now.

Operator

We thank you for your participation in today’s conference. This does conclude your presentation. You may now disconnect. And have a great day.